Exhibit 10.21
LETTER OF INTENT
XSTREAM SYSTEMS AND EASTMAN KODAK COMPANY COLLABORATION AGREEMENT
This Letter of Intent dated September 23, 2009, confirms the intended relationship between XStream Systems, Inc. (XSI) and Eastman Kodak Company (Kodak) (the “LOI”). Both parties agree to negotiate the details of the intended collaboration agreement and attachments on or before October 30, 2009 in a definitive agreement signed by both parties. The conditions of this Letter of Intent are to be kept strictly confidential between XSI and Kodak under a Non-Disclosure Agreement executed by parties.
This Letter of Intent summarizes the following principles which are not intended to be binding unless and until the parties execute any definitive Agreement(s) in form and substance satisfactory to both parties, but which are to form the basis of the negotiation in good faith of such definitive agreement(s):
1)	Kodak and XSI agree to hold a planning meeting in September or in the first two weeks of October 2009, to develop a plan detailing the following points:
a)	List of immediate joint sales prospects with near term potential of purchasing an integrated Kodak/XSI security solution

b)	Areas of responsibility for Kodak and for XSI
2)	Both parties to investigate the licensing possibilities of cross marketing products

3)	Both parties to investigate the possibility of co-marketing their products to customers desiring Transit Security Authority (TSA) certification of their own site as a Certified Cargo Screening Facility.

4)	Kodak may provide XSI with Kodak Corporate Engineering contacts that XSI as a potential resource for new XSI product development

5)	Kodak to have the opportunity to visit XSI to observe a setup representative of current product instrumentation.

6)	XSI agrees to execute a definitive agreement to exclusively purchase Kodak product(s) under terms and conditions to be mutually agreed upon by the parties.
This Letter of Intent sets forth certain non-binding understandings between XSI and Kodak. It reflects and summarizes the mutual understandings of parties’ discussions to date and does not constitute a complete statement of or a legally binding agreement with respect to any term or condition nor does it impose on either party an enforceable obligation to negotiate towards an agreement.
This LOI is made under and shall be construed according to the laws, other than choice of law provisions, of the State of New York.
Neither party makes any representations or warranties, expressed or implied, of any kind including without limitation, with respect to the accuracy or completeness of any oral or written information, data or disclosure delivered to the other party. Any representations or warranties shall be made, if at all, only in definitive written agreements that may be entered into hereafter with respect to the potential cooperation under discussion.
This LOI may not be modified, amended or waived except by a written instrument duly executed by both parties.
The exchange of confidential information hereunder will be governed by the terms and conditions of the Confidential Disclosure Agreement between the parties having an Effective Date of August 3, 2009, and any other confidentiality agreements executed during the term of this LOI between the parties,.
Without prejudice to the other conditions precedent that the parties may agree to include in any definitive agreement, it is expressly understood that the definitive agreement(s) shall only become legally binding and enforceable upon the parties after both parties have obtained the proper internal signature(s) and approval(s) in that respect and after all necessary governmental, administrative or any other consent(s), approval(s) or clearance(s) have been obtained. The parties will use reasonable commercial efforts to negotiate in good faith and, subject to the completion of successful negotiations, execute the definitive Agreement(s) by October 30, 2009. Notwithstanding anything in this LOI to the contrary, this LOI shall not be deemed to create any agreement that the parties will ultimately agree on or execute any definitive agreement(s).
Neither party shall have any obligation to enter into any further agreement with the other party except as it, in its sole judgment, may deem advisable. It is understood and accepted by and between the parties that any binding understanding and/or agreement regarding the potential business relationship between them will be subject to the evaluation of legal compliance issues and, as the case may be, to approvals of competent authorities internally and/or externally. It is understood that no patent, copyright, trademark or other proprietary right or license is granted by this LOI.
Neither of the parties shall assign, or transfer, either in whole or in part, this LOI or any of its rights, duties or obligations hereunder to any person or entity, without prior express approval of the other party.

In the event that any one or more of the provision(s) contained in the LOI be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. In such case, the parties shall negotiate in good faith such amendments to this LOI as may be reasonably required to overcome such invalid provision(s).
This LOI constitutes the complete and entire understanding and agreement among the parties with respect to its subject matter and cancels and supersedes any previous understanding or agreement among them regarding said matter.
Nothing in this LOI shall be deemed to create a partnership or agency between the parties hereto nor to entitle either of the parties to act on behalf of the other party.
Neither party shall incur any liability by reason of having not realized the cooperation contemplated by this LOI.
This LOI shall be effective as of the date first written above, and shall continue in effect until either party gives written notice to the other party of its decision to terminate this LOI which written notice shall not occur before October 30, 2009. Upon such termination, each party’s obligations under this LOI shall cease; provided however, that each party’s confidentiality obligations shall survive termination according to the terms of any relevant confidentiality agreements.
Please review, sign and date the Letter of Intent to confirm our mutual understandings and return a signed copy to Patricia A. Earl at p.earl@xstreamsystems.net.

AGREED TO AND ACCEPTED:

XSTREAM SYSTEMS, INC.		EASTMAN KODAK COMPANY

By:	/s/ Patricia A. Earl	By:	/s/ Robert Taylor

Title:	V.P. Business Development	Title:	G. M. KODAK SECURITY SOLUTIONS

Date:	August 31, 2009	Date:	28 Sept. ’09